Exhibit 4.3

Contract for Sale and Purchase of Gold

Between

ALLIED GOLD FINANCE PTY LTD

and

EXP T1 LTD

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    Date:          December 2011

    Parties

    THIS AGREEMENT is entered into on this      day of December, 2011

BETWEEN

1	ALLIED GOLD FINANCE PTY LTD ACN 141 429 969, a company incorporated under the laws of Australia of care of Torre Corporate, Unit B9, 431 Roberts Road, Subiaco, Western Australia, 6008, Australia (the “Seller”); and

2	EXP T1 LTD (Registration number 238743) of care of Maples Corporate Services Limited of PO Box 309 Ugland House, Grand Cayman KY1 1104 (the “Buyer”).

    Whereas

A	Simberi Gold Company Limited (“Simberi”) is a company incorporated in Papua New Guinea and is the owner and operator of the Simberi gold project in Papua New Guinea (“Simberi Project”) which produces Unrefined Bullion.

B	Gold Ridge Mining Ltd (“Gold Ridge”) is a company duly incorporated in the Solomon Islands and is the owner and operator of the Gold Ridge gold project in the Solomon Islands (“Gold Ridge Project”) which produces Unrefined Bullion.

C	Each of Simberi and Gold Ridge have agreed to sell all Gold from the Simberi Project and the Gold Ridge Project to the Seller.

D	The Buyer wishes to and hereby agrees to buy the Surplus Gold Bullion from the Seller and the parties have agreed to the terms and conditions specified in this Agreement in relation to such sale and purchase.

E	The Buyer and the Seller are parties to a gold prepayment agreement dated on or about the date of this Agreement (the “Gold Prepayment Agreement”) under which Gold is deliverable to the Buyer in satisfaction of the obligations of the Seller under the Gold Prepayment Agreement.

F	Allied is the holding company of the Seller and has or will provide a guarantee guaranteeing, among other things, the performance of the Seller’s obligations under this Agreement.

1	Definitions

In this Agreement the following terms shall, unless otherwise defined, have the following meanings

Agreement means this contract for sale and purchase of Gold.

Allied means Allied Gold Mining Pic.

Alternate Non Bullion Instalment means the consideration payable by the Seller to the Buyer in order to satisfy the Dollar Equivalent Deliverable Amount.

Business Day means any day (other than Saturday or Sunday) when banks are open for general business in London, New York and Perth.

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COMEX means the Commodity Exchange, Inc part of the Chicago Mercantile Exchange (CME) group.

COMEX (1’’ Position) Settlement Price means the daily settlement price for Gold, in US $ for the prompt month on the COMEX.

Date of Shipment has the meaning set out in clause 5.3.

Deliverable Amount has the meaning given to that term in the Gold Prepayment Agreement.

Delivery Day has the meaning given to that term in the Gold Prepayment Agreement.

Delivery Obligations has the meaning given to that term in the Gold Prepayment Agreement.

Dollar Equivalent Deliverable Amount has the meaning given to that term in the Gold Prepayment Agreement.

Facility Document has the meaning given to that term for the purposes of the Gold Prepayment Agreement.

Facility Obligations means the Indebtedness and all other obligations (including all delivery obligations and all indemnity obligations) of the Seller and each other Obligor owing to the Buyer under, pursuant to or otherwise in respect of each Facility Document, and any item or part of any Facility Document, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined. For the avoidance of doubt, this includes the Delivery Obligations.

Force Majeure has the meaning set out in clause 13.1.

Gold means gold of minimum .995 fineness in gold bars, conforming in all respects with the specification for “Good Delivery Gold Bars” under the “Good Delivery Rules”, as published by the London Bullion Market Association from time to time.

Gold Prepayment Agreement has the meaning set out in

Recital E Gold Ridge has the meaning set out in Recital B.

Gold Ridge Project has the meaning set out in Recital B.

Governmental Body means any international tribunal, agency, body, commission or other authority (including that of any union of nations), any government, executive, parliament, legislature or local authority, or any governmental body, ministry, department or agency or regulatory authority, court, tribunal, commission or board of or within a Relevant Jurisdiction or any other foreign jurisdiction, or any political subdivision thereof or any authority having jurisdiction therein.

Indebtedness has the meaning given to that term for the purposes of the Gold Prepayment Agreement.

Insolvency Event means the occurrence of any one or more of the following events in relation to any person:

(a)	an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed;

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(b)	a liquidator or provisional liquidator is appointed;

(c)	an administrator is appointed to it, including under the Corporations Act ss 436A, 436B or 436C;

(d)	a Controller (as defined in the Corporations Acts 9) is appointed to it or any of its assets;

(e)	a receiver is appointed to it or any of its assets;

(f)	it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Buyer;

(g)	it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(h)	it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under the Corporations Act ss 459C(2) or 585)) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(i)	it is taken to have failed to comply with a statutory demand as a result of the Corporations Acts 459F(1);

(j)	a notice is issued under the Corporations Act ss 601AA or 601AB and not withdrawn or dismissed within 7 days;

(k)	a writ of execution is levied against it or a material part of its property which is not dismissed within 7 days;

(l)	it ceases to carry on business or threatens to do so;

(m)	it takes any steps to obtain protection or is granted protection from its creditors, under any applicable legislation;

(n)	it takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(o)	anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in the above paragraphs of this definition.

London Gold Market AM Fixing Price means the Gold price in US$ determined twice each business day on the London market by the five members of The London Gold Market Fixing Ltd, in this case the morning fixing.

Monthly Delivery Obligations means the obligation on the Seller to deliver the Deliverable Amount to the Buyer on a Delivery Day, more particularly described in clause 2.7 (Repayment) of the Gold Prepayment Agreement.

Obligor has the meaning given to that Agreement.

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ounce or oz means ounce troy, equal to 31.1035 grams.

Payment Day has the meaning set out in clause 9.1.

Pool Account means the loco London gold account of the Buyer at Barclays Bank pic, 1

Churchill Place, Canary Wharf, London, E14 5HP or such other account as the Buyer may notify to the Seller from time to time.

Price has the meaning set out in clause 7.1.

Quotation Period has the meaning set out:

(a)	in respect of the period from the date of this Agreement until the date which is 5 years from the date of this Agreement, in clause 8.1; and

(b)	in respect of the period from (but excluding) the date which is 5 years from the date of this Agreement until expiration of the Term (which will only be applicable if the Buyer exercises its rights under clause 4.2), in clause 8.2.

Reconciliation Statement means, in respect of each outturn of Gold, the reconciliation statement substantially in the form set out:

(a)	in respect of the period from the date of this Agreement until the date which is 5 years from the date of this Agreement, in Part A of Schedule 2; and

(b)	in respect of the period from (but excluding) the date which is 5 years from the date of this Agreement until expiration of the Term (which will only be applicable if the Buyer exercises its rights under clause 4.2), in Part B of Schedule 2, and which has annexed the Refinery statement in respect of the relevant outturn of Gold, in each case, prepared by the Seller and issued to the Buyer.

Refiner has the meaning set out in clause 5.1.

Relevant Jurisdiction means Canada, United Kingdom, Australia, Solomon Islands or Papua New Guinea.

Sales Taxes means sales, transfer, turnover or value added taxes of any nature or kind, including goods and services taxes and federal, state and provincial sales and excise taxes, including any Australian goods and services tax (GST) pursuant to the A New Tax System (Goods and Services Tax) Act 1999 (Cth) but excludes stamp duty, registration and other similar Taxes.

Simberi has the meaning set out in Recital A.

Simberi Project has the meaning set out in Recital A.

Specifications means the recommended specification for “London Good Delivery” of gold bullion as published from time to time by the London Bullion Market Association.

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Surplus Gold Bullion means in respect of each outturn of Gold during the Term by the Refiner processed from Unrefined Bullion originating from either the Gold Ridge Project or the Simberi Project, the amount set out as “Remaining obligation to Red Kite” in the corresponding Reconciliation Statement. For greater certainty:

(a)	in respect of the period from the date of this Agreement until the date which is 5 years from the date of this Agreement, the relevant percentage of offtake production used to calculate the Surplus Gold Bullion will be 30%; and

(b)	in respect of the period from (but excluding) the date which is 5 years from the date of this Agreement until expiration of the Term (which will only be applicable if the Buyer exercises its rights under clause 4.2), the relevant percentage of offtake production used to calculate the Surplus Gold Bullion will be 25%.

Tax means all taxes of any kind or nature whatsoever including large corporation taxes, capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, income taxes, Sales Taxes, custom duties, payroll taxes, levies, stamp duty, registration, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of or within a Relevant Jurisdiction, or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

Term has the meaning set out in clause 4.1.

Term Sheet means the term sheet dated 11 November 2011 between RK Mine Finance Trust 1 and the Seller.

Time of Delivery has the meaning set out in clause 6.2.

Unrefined Bullion means all and any ore, concentrate, dare or other unrefined gold product produced at or from the Gold Ridge Project and the Simberi Project from time to time and which has been shipped to the Refiner as at the Date of Shipment after the date of this Agreement.

USD, US$ or Dollars means the currency of the United States of America.

2	Sale and Purchase

The Seller hereby agrees to sell and the Buyer hereby agrees to purchase the Surplus Gold Bullion subject to the terms of this Agreement.

3	Warranty and undertaking

3.1	The Seller hereby undertakes and warrants to the Buyer that:

(a)	each of Simberi and Gold Ridge have agreed to deliver all of their Unrefined Bullion from the Gold Ridge Project and the Simberi Project to the Refiner;

(b)	each of Simberi and Gold Ridge have agreed to sell all Gold from the Gold Ridge Project and the Simberi Project to the Seller; and

(c)	all Gold delivered by the Seller to the Buyer under this Agreement will comply with the Specifications and at the time of delivery to the Buyer in accordance with clause 6, title to that Gold will be free and unencumbered.

3.2	The Seller undertakes for the Term not to sell or deliver to any other party other than the Refiner any Gold or Unrefined Bullion originating from either the Gold Ridge Project or the Simberi Project which is the subject of the delivery obligations referred to in clause 6 of this Agreement.

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4	Duration

4.1	This Agreement shall remain in force until the earlier of:

(a)	whichever of the Gold Ridge Project or Simberi Project is the last to permanently cease the production of the Unrefined Bullion; and

(b)	5 years from the date of this Agreement or where the Buyer exercises its rights under clause 4.2, 10 years from the date of this Agreement,

(the “Term”).

4.2

If the Buyer wishes to extend the Term beyond the 5 years referred to in clause 4.1(b) and provided that this Agreement has not otherwise been terminated in the circumstances referred to in clause 4.1(a), the Buyer may extend the Term by up to another 5 years by it giving to the Seller a notice, at least 1 month prior to the end of the 5[1]h year from the date of this Agreement, stating that it wishes to extend the Term.

5	Refiner and Shipment

5.1	During the Term, the Seller must procure that Gold Ridge and Simberi promptly ships to Western Australian Mint Refinery trading as the Perth Mint Australia or such other refiner as agreed by the Buyer and the Seller from time to time (the “Refiner’’) for processing into Gold, all Unrefined Bullion produced by the Gold Ridge Project and the Simberi Gold Project and then to apply:

(a)	sufficient Gold in any month to enable the Seller to meet its Monthly Delivery Obligations, except to the extent that the Seller satisfies its Monthly Delivery Obligations by the payment or issuance of an Alternate Non Bullion Instalment; and

(b)	in respect of any outturn of Gold during the Term, the Surplus Gold Bullion.

5.2	The Seller will direct the Refiner to deliver possession and title of the Gold referred to in clause 5.1 (once processed by the Refiner from the Unrefined Bullion delivered to the Refiner by Gold Ridge or Simberi (as relevant)) to the Seller by credit to the Pool Account.

5.3	For the purposes of this Agreement the “Date of Shipment” in respect of any shipment of Unrefined Bullion shall be the date of the signed Bill of Lading, or other such document acknowledging receipt of Unrefined Bullion, issued by Simberi or Gold Ridge (as appropriate) to the relevant transportation agent who is responsible for delivering the Unrefined Bullion to the Refiner, provided that the Seller forthwith, and in any event within 24 hours of any shipment being shipped from either the Gold Ridge Project or the Simberi Project to the Refiner, must fax or e-mail a copy of the Bill of Lading or other such document and the preliminary assay of the Unrefined Bullion so shipped to the Buyer. Should the Seller not comply with its obligations under the previous sentence, then the Date of Shipment shall be deemed to be the fifth Business Day prior to delivery of the respective shipment of Unrefined Bullion to the Refiner.

5.4	The Seller will ensure that credit to the Pool Account for any relevant Gold is made by the Refiner no later than the Time of Delivery.

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6	Delivery

6.1	The Seller agrees to promptly, after any Gold is produced by the Refiner from any Unrefined Bullion, deliver possession and title of the relevant Surplus Gold Bullion to the Buyer and, in any event, deliver possession and title of the relevant Surplus Gold Bullion to the Buyer no later than:

(a)	if the Refiner has given notice to the Seller of completion of the relevant outturn of Gold prior to 4:00PM (Perth time), two (2) Business Days after it is produced by the Refiner; or

(b)	if the Refiner does not give notice to the Seller of completion of the relevant outturn of Gold prior to 4:00PM (Perth time), three (3) Business Days after it is produced by the Refiner.

6.2	Delivery of the Gold by the Seller (via the Refiner) to the Buyer (via the Pool Account) is deemed to have occurred on the day and at the time (the “Time of Delivery”) on which the relevant Gold is credited to Buyer’s Pool Account, provided, if such time is later than noon London time, then the Time of Delivery shall be deemed to be 9:00A.M. London time on the next Business Day thereafter.

6.3	The Seller must, promptly following an outturn of Gold from the Refiner, issue a Reconciliation Statement to the Buyer. The Buyer (acting reasonably) may request that the Seller provide further information in relation to the calculations and determinations contained in the Reconciliation Statement.

6.4	The Buyer must promptly notify the Seller of the Time of Delivery or promptly notify the Seller if the Surplus Gold Bullion has not been credited to Buyer’s Pool Account on the Delivery Day.

7	Price

7.1	The price per ounce of Surplus Gold Bullion credited from time to time to the Pool Account (the “Price”) shall be selected by the Buyer on or before 4:00 P.M. (London time) on the last day of the Quotation Period from either:

(a)	the London Gold Market AM Fixing Price as published by the London Bullion Market Association; or

(b)	by the COMEX (1” Position) Settlement Price, less a discount of USD$0.75 per ounce.

7.2	If either the London Gold Market AM Fixing Price or the COMEX (1” Position) Settlement Price ceases to exist, ceases to be published or should no longer be internationally recognised as the basis for the settlement of bullion contracts for Gold then, upon the request of either party, the Buyer and the Seller will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

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8	Quotation Period

8.1	In respect of the period from the date of this Agreement until the date which is 5 years from the date of this Agreement, the pricing period for any Surplus Gold Bullion credited to the Pool Account from time to time (the “Quotation Period”), at the option of the Buyer, shall be either:

(a)	if the Seller has notified the Buyer of the Date of Shipment within 24 hours of the shipment of the underlying Unrefined Bullion being made any Business Day in the 12 Business Days immediately prior to the applicable Payment Day; or

(b)	if the Seller has not notified the Buyer of the Date of Shipment within 24 hours of the shipment of the underlying Unrefined Bullion being made, any Business Day in the 14 Business Days immediately prior to the applicable Payment Day.

8.2	In respect of the period from (but excluding) the date which is 5 years from the date of this Agreement until expiration of the Term (which will only be applicable if the Buyer exercises its rights under clause 4.2), the pricing period for any Surplus Gold Bullion credited to the Pool Account from time to time (the “Quotation Period”), at the option of the Buyer, shall be either:

(a)	if the Seller has notified the Buyer of the Date of Shipment within 24 hours of the shipment of the underlying Unrefined Bullion being made any Business Day in the 8 Business Days immediately prior to the applicable Payment Day; or

(b)	if the Seller has not notified the Buyer of the Date of Shipment within 24 hours of the shipment of the underlying Unrefined Bullion being made, any Business Day in the 10 Business Days immediately prior to the applicable Payment Day.

8.3	The Price for respective Gold credited to the Pool Account shall be declared, via fax notification or e-mail by the Buyer to the Seller, on or before the Payment Day.

8.4	Should the Buyer not notify the Seller in accordance with clause 8.3, then the price for the respective Gold credited to the Pool Account shall be the COMEX (1st Position) Settlement Price (as published by the COMEX) for the first Business Day following the Time of Delivery.

9	Payment

9.1	The Buyer must, on or before the 5” Business Day after Time of Delivery (the “Payment Day”) make payment of 100% of the sum of the Price multiplied by the Surplus Gold Bullion delivered at the Time of Delivery.

9.2	Subject to clause 15, all payments under this Agreement shall be made in USD via telegraphic transfer to Seller’s nominated bank account against written confirmation of Time of Delivery.

9.3	(a)	If the Buyer does not make a payment under this Agreement when due and payable, other than in the circumstances referred to in clause 15, then, notwithstanding any other right of the Seller, the Buyer must pay interest on such overdue amount calculated at the rate of 12% per annum and such interest shall be payable in Dollars.

	(b)	Interest payable on overdue amounts:

(i)	accrues from day to day from and including the due date for payment up to the actual date of payment before and as an additional and independent obligation, after any judgment or other thing into which the liability to pay becomes merged; and

(ii)	may be capitalised at monthly intervals.

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10	Insurance, Title and Risk

10.1	Title and risk on Gold delivered by the Seller to the Buyer in accordance with this Agreement shall be transferred to the Buyer from the Seller at the Time of Delivery.

10.2	The Seller shall be responsible for all costs and expenses relating to either the Unrefined Bullion or the Gold including but not limited to transportation, refining and insurance prior to the Time of Delivery.

11	Weight

The ounces of Gold credited to the Pool Account shall be final, in the absence of manifest error.

12	Taxes, Tariffs and Duties

All taxes, tariffs and duties arising or incurred in relation to any Unrefined Bullion or Gold prior to Time of Delivery shall be borne by the Seller.

13	Force Majeure

13.1	In the event of acts of God, governmental actions, war or national emergency, acts of terrorism, protests, riot, civil commotion, fire, explosion, flood, epidemic, lock-outs, strikes or other labour disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers, charters or, in the event of any other disabling causes whatsoever beyond the reasonable control of the parties concerned (any such cause being hereinafter called “Force Majeure”) preventing or hindering the Seller or the Buyer from performing their respective obligations in the Agreement (provided that neither party can rely on any change in economic circumstances as Force Majeure), the party affected by Force Majeure may at its option, either suspend or reduce delivery or acceptance of Gold under this Agreement by giving prompt written notice to the other party of the details of such cause. In such event, the Term shall be extended by a period equal to that during which such circumstances will remain in force to the extent that such period is not varied or amended by the remaining provisions of this Article below.

13.2	Neither the Buyer nor the Seller may declare Force Majeure in respect of any Gold for which the Quotation Period has already commenced.

13.3	Should the duration of Force Majeure exceed two (2) months, the party who did not declare Force Majeure shall be entitled, by notice in writing to the other party, to cancel the amount of the Gold which would have been delivered during the affected period.

13.4	The party declaring Force Majeure shall give prompt written notice to the other party once the cause of such Force Majeure has been resolved.

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14	Notices

14.1	Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by recorded delivery (by air mail if overseas) or by facsimile addressed as follows:

Seller:

Allied Gold Finance Pty Ltd

Building 23

2404 Logan Road

Eight Mile Plains, Queensland, 4113

Australia

Attention        Chief Financial Officer

Facsimile#      +61 7 3252 3552

Buyer:

EXP T1 Ltd

c/- Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman KY1 1104

Atten Paul Coughlan and Michael Sheehan

Email:    exploreroperations@rkcapital.co.uk

Facsimile#    212-596-3489

14.2	A notice or other communication is deemed given:

(a)	if delivered personally, upon delivery at the address provided for in this clause;

(b)	if sent by recorded delivery, on the day delivery is made;

(c)	if sent by email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server; or

(d)	if sent by facsimile, on completion of its successful transmission, as evidenced by a transmission confirmation receipt, provided that:

if it is delivered personally or sent by fax on a day which is not a Business Day in the place of receipt or after 4 p.m. on a Business Day in the place of receipt, it will instead be deemed to have been given or made on the next Business Day.

15	Set-off

15.1

The Buyer is authorised at any time and from time to time, without notice to the Seller (any such notice being expressly waived by the Seller), to set off against any obligations or Indebtedness due and owing by the Buyer to the Seller against any and all of the Delivery Obligations or the Facility Obligations of the Seller due and owing to the Buyer, including any money in any currency held by the Buyer for the account of the Seller,

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irrespective of whether or not the Buyer shall have made any demand under this Agreement or any such other Facility Document and although such Delivery Obligations or Facility Obligations may be prospective, contingent or unmatured. The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Buyer under this clause 15.1 are in addition to other rights and remedies (including other rights of set-off) which the Buyer may have.

15.2	The Seller is authorised at any time and from time to time, without notice to the Buyer (any such notice being expressly waived by the Buyer), to set off against any obligations or Indebtedness due and owing by the Seller to the Buyer against any payment obligation of the Buyer due and owing to the Seller under this Agreement, including any money in any currency held by the Seller for the account of the Buyer, irrespective of whether or not the Buyer shall have made any demand under this Agreement and although such payment amount may be prospective, contingent or unmatured. The Seller agrees promptly to notify the Buyer after any such set-off and application made by the Seller, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Seller under this clause 15.2 are in addition to other rights and remedies (including other rights of set-off) which the Seller may have.

16	Fees and other costs

16.1	The Seller indemnifies the Buyer against and shall pay to the Buyer on demand:

(a)	all Taxes, duties, receipt duties and other governmental charges of any nature whatsoever (other than income tax imposed on the income of the Buyer in any jurisdiction and incurred by the Buyer on or in respect of this Agreement; and

(b)	all other costs, charges and expenses incurred by or on behalf of the Buyer:

(i)	any actual or attempted enforcement, of any rights under or in connection with this Agreement; and

(ii)	in or in connection with any breach or default in the observance or performance by the Seller of the provisions of this Agreement.

16.2	The Seller must pay all reasonably costs incurred by the Buyer in or about the preparation and execution of this Agreement.

17	Payments

17.1	Payments

Any payment by a party to the Buyer under this Agreement must be made:

(a)	in immediately available funds in Dollars; and

(b)	to the account specified by the person to whom the amount is paid or in such manner as that person may direct from time to time,

or in another manner which the parties agree.

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17.2	Amounts payable on demand

If an amount payable under this Agreement is not expressed to be payable on a specified date, that amount is payable on demand.

17.3	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

17.4	Currency exchanges

If a party receives an amount under this Agreement in a currency which is not in Dollars, that party:

(a)	may convert the amount received into Dollars in accordance with its normal procedures; and

(b)	is only regarded as having received the amount that it has converted into Dollars.

18	General

18.1	The Buyer’s terms and conditions attached at Schedule 1 to this Agreement form part of and apply to this Agreement to the exclusion of all other terms and conditions. In the event of any conflict between this Agreement and the attached the Buyer’s terms and conditions the terms of this Agreement shall prevail.

18.2	This Agreement contains the entire Agreement between the parties in relation to its subject matter and supersedes all previous agreements and understandings between the parties and may not be modified except by an instrument in writing signed by the duly authorized representatives of the parties, including without limitation the Term Sheet.

18.3	This Agreement may be executed by facsimile or email and in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts (facsimile, email or original) shall together constitute one and the same agreement.

18.4	The Buyer’s rights under this Agreement shall be in addition to, and independent of, any other security or guarantee which the Buyer may hold for any obligation of the Guarantor or the Seller at any time.

18.5	Each of the attorneys executing this Agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

19	Governing Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with the substantive law of the State of Western Australia and the laws of Western Australia generally therein applicable. The Buyer and Seller agree to submit to the non-exclusive jurisdiction of the courts of Western Australia.

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20	Succession and Assignment

20.1	This Agreement and all its provisions shall be binding upon and inure to the benefit of the successors and assigns of the respective parties to this Agreement.

20.2	The Buyer may at any time assign its rights and interests in this Agreement, in whole or in part, to any financial institution, affiliate of the Buyer, or third party, with the prior written consent of the Seller, not to be unreasonably refused.

20.3	The Seller may assign its rights and interests in this Agreement in whole or in part with the prior written consent of the Buyer which, at any time after full and final satisfaction of the Facility Obligations under the Gold Prepayment Agreement, is not to be unreasonably withheld.

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Schedule 1

Terms and Conditions of Purchase

1	Interpretation

1.1	The definitions and rules of interpretation in this condition apply in these Conditions.

Buyer: EXP T1 Ltd

Agreement: the Agreement between the Buyer and the Seller for sale and purchase of the Gold

Gold: any gold agreed in this Agreement to be purchased by the Buyer from the Seller (including any parts of them).

Seller: Allied Gold Finance Pty Ltd

2	Application of Terms

2.1	Subject to any variations under condition 2.3 these Conditions are the only conditions upon which the Buyer is prepared to deal with the Seller and they shall govern the Agreement to the entire exclusion of all other terms and conditions.

2.2	No terms and conditions endorsed upon, delivered with or contained in the Seller’s quotation, acknowledgement or acceptance of order, specification or similar document shall form part of the Agreement and the Seller waives any right which it otherwise might have to rely on such terms and conditions.

2.3	These Conditions apply to all the Buyer’s purchases and any variation to these conditions shall have no effect unless expressly agreed in writing and signed by an authorised person of the Buyer.

3	Delivery and Risk

3.1	Unless otherwise provided in the Agreement or in these Conditions, the lncoterms, latest version, shall apply to the Agreement.

3.2	Time for delivery shall be of the essence.

3.3	If any Gold is not delivered on the due date then, without prejudice to any other rights which it may have, the Buyer reserves the right to:

(a)	cancel the Agreement in whole or in part;

(b)	refuse to accept any subsequent delivery of the Gold which the Seller attempted to make;

(c)	recover from the Seller any expenditure reasonably incurred by the Buyer in obtaining the Gold in substitution from another supplier; and

(d)	claim damages for any additional costs, loss or expenses incurred by the Buyer which are in any way attributable to the Seller’s failure to deliver the Gold on the due date.

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4	Quality and Indemnity

4.1	The Gold shall conform in all respects with the specifications required by the Agreement.

4.2	The Seller shall keep the Buyer indemnified in full against all direct, loss damages, injury, costs and expenses (including legal and other professional fees and expenses) awarded against or incurred or paid by the Buyer as a result of or in connection with any claim made against the Buyer in respect of any liability, loss, damage, injury, cost or expense sustained by the Buyer to the extent that such liability, loss, damage, injury, cost or expense was caused by, relates to or arises from the Gold as a consequence of direct breach or negligent performance or failure or delay in performance of the terms of the Agreement by the Seller.

5	Price

5.1	The price for the Gold shall be stated in the Agreement and unless otherwise agreed by the Buyer in writing shall be inclusive of any goods and services tax or value added tax and of all other charges.

6	Licenses

6.1	The Seller shall obtain and keep in good standing all governmental permits and licenses, as the case may be, which are necessary or expedient for the performance of the Seller’s obligations under the Agreement.

7	Termination by Buyer

7.1	The Buyer shall have the right at any time by giving notice in writing to the Seller to terminate the Agreement forthwith if:

(a)	the Seller commits a material breach of any of the terms and conditions of the Agreement and the Buyer delivers a notice to the Seller notifying the Seller of that material breach;

(b)	an Insolvency Event occurs in respect of the Seller; or

(c)	the financial position of the Seller deteriorates to such extent that in the reasonable opinion of the Buyer the capability of the Seller adequately to fulfil its obligations under the Agreement has been placed in jeopardy.

7.2	The termination of the Agreement, however arising, shall be without prejudice to the rights and duties of the Buyer and Seller accrued prior to termination.

8	Suspension and termination by Seller

8.1	Subject to clause 15 of the Agreement, if the Buyer does not pay when due the Price in accordance with clause 9 of the Agreement after such amount is due and payable by the Buyer to the Seller under this Agreement and the Seller delivers a notice to the Buyer notifying the Buyer of the payment default under this Agreement, the Seller may, by giving notice in writing to the Seller:

(a)	suspend performance of its delivery obligations set out in clause 5.1 (b) of this Agreement from the date of notice from the Seller to the Buyer notifying the Buyer of the payment default under this Agreement until such time as the relevant payment is satisfied. If the payment default is continuing at the Date of Shipment of any Unrefined Bullion, the Seller may by written notice to the Buyer suspend its delivery obligations set out in clause 5.1(b) of this Agreement in respect of all Surplus Gold Bullion outturned by the Refiner in respect of the Unrefined Bullion from that shipment; and

(b)	terminate this Agreement if the Buyer fails to pay when due the aggregate Price in accordance with clause 9 of the Agreement for 3 consecutive deliveries of Surplus Gold Bullion.

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8.2	The Buyer shall within (3) three Business Days of demand, indemnify the Seller against any reasonable cost, expense or loss directly incurred by the Buyer in connection with a payment default described in clause 8.1 of this schedule above.

8.3	The Seller may, by giving notice in writing to the Buyer terminate this Agreement if an Insolvency Event occurs in respect of the Buyer.

8.4	The termination of the Agreement, however arising, shall be without prejudice to the rights and duties of the Buyer and Seller accrued prior to termination.

9	General

9.1	Each of the rights and remedy of the Buyer under the Agreement is without prejudice to any other right or remedy that the Buyer may have whether under the Agreement or otherwise.

9.2	If any provision of the Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable it shall, to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness, be deemed severable and the remaining provisions of the Agreement and the remainder of such provision shall continue in full force and effect.

9.3	Failure or delay by the Buyer in enforcing or partially enforcing any provision of the Agreement shall not be construed as a waiver of any of its rights under the Agreement.

9.4	Any waiver of the Buyer of any breach of, or default under, any provision of the Agreement by the Seller shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of the Agreement.

9.5	The parties to the Agreement do not intend that any term of the Agreement shall be enforceable by any person that is not a party to it.

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Schedule 2

Part A - Form of Reconciliation Statement (First 5 Year Period)

Allied Gold Finance Pty limited

Reconciliation of gold delivered to Red Kite under Contact for Sale and Purchase of Gold dated XX December 2011

	Date of outturn:

	Ounces of gold per Refinery statement of outturn	(A)	5,000

less:	Ounces retained to meet repayment obligation under Gold Prepayment Agreement	(B)	1,000

	Surplus gold	(C)= (A)-(B)	4,000

	Minimum ounces to be delivered to Red Kite	(D)=(M)	900

	Monthly reconciliation of gold ounces

	Ounces of gold per Refinery statement of outturn previously delivered during month to dale	(F)	9,000

	Ounces of gold per Refinery statement of outturn - as above	(G)	5,000

	Total Ounces of gold per Refinery statement of outturn month to date	(H)	14,000

less:	Ounces delivered to meet repayment obligation under Gold Prepayment Agreement	(I)=(B)	1,000

	Total Ounces available	(J)	13,000

	Red Kite share under Sale and Purchase Agreement	(K)=(J)*(30%)	3,900

	Delivered during month to date to Red Kite under Sale and Purchase Agreement	(L)	3,000

	Remaining obligation to Red Kite	(M)=(K)-(L)	900

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Part B - Form of Reconciliation Statement (Second 5 Year Period)

Allied Gold Finance Pty Limited

Reconciliation of gold delivered to Red Kite under Contact for Sale and Purchase of Gold dated XX December 2011

	Date of outturn:

	Ounces of gold per Refinery statement of outturn	(A)	5,000

less:	Ounces retained to meet repayment obligation under Gold Prepayment Agreement	(B)	1,000

	Surplus gold	©=(A)-(B)	4,000

	Minimum ounces to be delivered to Red Kite	(D)=(M)	250

	Monthly reconciliation of gold ounces

	Ounces of gold per Refinery statement of outturn previously delivered during month to dale	(F)	9,000

	Ounces of gold per Refinery statement of outturn - as above	(G)	5,000

	Total Ounces of gold per Refinery statement of outturn month to date	(H)	14,000

less:	Ounces delivered to meet repayment obligation under Gold Prepayment Agreement	(I)=(B)	1,000

	Total Ounces available	(J)	13,000

	Red Kite share under Sale and Purchase Agreement	(K)=(J)*(25%)	3,250

	Delivered during month to date to Red Kite under Sale and Purchase Agreement	(L)	3,000

	Remaining obligation to Red Kite	(M)=(K)-(L)	250

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Execution page

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed and delivered for Allied Gold Finance Pty

Ltd under power of attorney in the presence of:

Signature of witness	Signature of attorney

Name of witness (print)	Name of attorney (print)

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Signed and delivered by EXP T1 Ltd by:

Signature	Signature

Name (print)	Name (print)

Title	Title

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